Question 77C

PROXY VOTING RESULTS

Special meetings of the Ultra Series Funds Small Cap Value and Small Cap Growth Funds were held on December 28, 2007.
The results of voting are reported below.

Small Cap Value Fund

PROPOSAL
1. To approve an investment management agreement with respect to the Small Cap Value Fund between Ultra Series Fund and MEMBERS Capital Advisors, Inc.


FOR 88.78
AGAINST 5.79
ABSTAIN 5.43
Percent of Shares Voted based on NAV



Small Cap Growth Fund

PROPOSAL
1. To approve an investment management agreement with respect to the Small Cap Growth Fund between Ultra Series Fund and
MEMBERS Capital Advisors, Inc.


FOR 99.17
AGAINST 0.83
ABSTAIN 0

Percent of Shares Voted based on NAV